                                                                   EXHIBIT 12.01

                             PORTOLA PACKAGING, INC
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                                                    SIX MONTHS ENDED
                                                           YEAR ENDED AUGUST 31,                  --------------------
                                           -----------------------------------------------------  FEB. 29,   FEB. 28,
                                             1992       1993       1994       1995       1996       1996       1997
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS)
Fixed Charges:
  Interest expense.......................  $   3,200  $   3,128  $   3,996  $   8,658  $  13,084  $   6,380  $   6,539
  Debt financing costs...................        969        479      1,058        447        492        261        313
  Rent expense...........................        284        295        465        499        635        344        329
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total interest.......................      4,453      3,902      5,519      9,604     14,211      6,985      7,181
Total fixed charges......................      4,453      3,902      5,519      9,604     14,211      6,985      7,181
Less:Capitalized interest................     --         --         --         --         --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net fixed charges....................  $   4,453  $   3,902  $   5,519  $   9,604  $  14,211  $   6,985  $   7,181
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings:
  Net income (loss)......................  $     663  $     309  $     225  $     140  $  (9,442) $  (1,465) $  (5,235)
  Income tax benefit from extraordinary
    item.................................     --           (592)      (539)    --           (845)      (845)    --
  Cumulative effect of adopting SFAS No.
    109..................................     --         --             85     --         --         --         --
  Provision for taxes....................      1,287      1,521      1,095      1,294        865        755     (1,650)
  Net fixed charges......................      4,453      3,902      5,519      9,604     14,211      6,985      7,181
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total earnings.......................  $   6,403  $   5,140  $   6,385  $  11,038  $   4,789  $   5,430  $     296
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Calcuation of ratio of earnings to fixed
  charges:
  Total earnings.........................  $   6,403  $   5,140  $   6,385  $  11,038  $   4,789  $   5,430  $     296
  Total fixed charges....................      4,453      3,902      5,519      9,604     14,211      6,985      7,181
  Ratio of earnings to fixed charges.....       1.44       1.32       1.16       1.15
  Deficiency of earnings to fixed
    charges..............................                                              $  (9,422) $  (1,555) $  (6,885)
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